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                                                                 EXHIBIT 11

                                 DESTEC ENERGY, INC.

           COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

                 (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                      For the Year Ended
                                                         December 31,
                                                     ------------------------
                                                       1996            1995
                                                     --------        --------
PRIMARY EARNINGS PER SHARE (a)

  Weighted average shares of common stock
   outstanding                                      56,931,645      58,658,966
  Effect of issuance of shares from assumed
   exercise of stock options (treasury
   stock method)                                       346,571         (66,932)
                                                   -----------     -----------

  Weighted average shares                           57,278,216      58,592,034
                                                   -----------     -----------
                                                   -----------     -----------

  Net income                                       $    42,756     $    34,700
                                                   -----------     -----------
                                                   -----------     -----------

  Primary earnings per share                       $      0.75     $      0.59
                                                   -----------     -----------
                                                   -----------     -----------

FULLY DILUTED EARNINGS PER SHARE

  Weighted average shares per primary
   earnings per share computation                   57,278,216      58,592,034
  Additional dilutive effect of stock
   options (treasury stock method)                      71,150          80,600
                                                   -----------     -----------
                                                   -----------     -----------

  Weighted average shares                           57,349,366      58,672,643
                                                   -----------     -----------
                                                   -----------     -----------

  Net Income                                       $    42,756     $    34,700
                                                   -----------     -----------
                                                   -----------     -----------

  Fully diluted earnings per share                 $      0.75     $      0.59
                                                   -----------     -----------
                                                   -----------     -----------

__________

(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraphs 14, 30 and 40 of APB Opinion No. 15 because it produces antidilutive results for the years ended December 31, 1996 and 1995.